UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2018 (October 1, 2018)

Momenta Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50797	04-3561634
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

301 Binney Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

(617) 491-9700

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

This Amendment No. 1 on Form 8-K/A (the “Amendment”) amends the Current Report on Form 8-K of Momenta Pharmaceuticals, Inc. (the “Company”) filed on October 1, 2018 (the “Original Form 8-K”). The Original Form 8-K was filed to report a workforce reduction and the departure and election of certain executive officers of the Company. This Amendment amends the Original Form 8-K to provide information that was not determined or available at the time of filing the Original Form 8-K. Apart from the disclosure under Item 5.02 below, no information reported in the Original Form 8-K, including with respect to Item 2.05 therein, has changed. In addition, we are disclosing in this Amendment the grant by the Company of certain equity awards under Item 8.01 below.

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2018, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Momenta Pharmaceuticals, Inc. (the “Company”) approved an increase in base salary to $350,000 and an increase in target bonus percentage to 40% of base salary for Michelle Robertson, who was appointed as Chief Financial Officer on September 26, 2018, effective October 5, 2018.

On October 17, 2018, the Compensation Committee approved a separation and mutual release agreement with Scott Storer under which Mr. Storer and the Company will, with limited exceptions, release claims they have against the other and Mr. Storer will receive (i) the severance payments and benefits described in his employment agreement with the Company, subject to and in accordance with the previously disclosed terms of the employment agreement, and (ii) an additional payment of approximately $237,000, to be paid in equal ratable installments over the 12 month period following the 60th day after Mr. Storer’s date of termination; provided that, if Mr. Storer enters into a written agreement for full time employment with a new employer on or before February 22, 2019, then any remaining unpaid amount of the additional payment will be forfeited and will not be paid to Mr. Storer or if Mr. Storer does not enter into a written agreement for full time employment with a new employer on or before February 22, 2019, then any remaining unpaid amount of the additional payment will be paid to Mr. Storer in a lump sum on the Company’s first regular payroll date that occurs after February 22, 2019. The Company has decided not to approve or enter into a consulting agreement, as previously disclosed, with Mr. Storer.

Item 8.01.                                        Other Events

On October 17, 2018, the Compensation Committee determined that as a result of the recently announced strategy of the Company to focus on the discovery and development of novel therapeutics for the treatment of rare immune-mediated diseases it was desirable to grant equity awards to executives and non-executive employees in order to retain and incentivize them to implement such strategy. The Compensation Committee approved the awards, comprised of performance-based restricted stock units and time-based restricted stock units, to a number of executives and non-executive employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

Date: October 22, 2018	By:	/s/ Michelle Robertson
Michelle Robertson
Chief Financial Officer